Exhibit 99.1

SOUTHWEST CASINO CORPORATION ANNOUNCES

TERMINATION OF PRIVATE PLACEMENT

MINNEAPOLIS, MN — April 4, 2005 — Southwest Casino Corporation (OTCBB: SWCC) announced today that Gordon Graves has determined not to proceed with a previously-announced proposed private placement of its securities.  Additionally, Mr. Graves will not join the Company’s Board of Directors.  The Company had entered into a term sheet with a group of investors headed by Mr. Graves under which the investors could have purchased up to $50 million in common stock, subject to customary contingencies stated in the term sheet and described in the Company’s press release and Current Report on Form 8-K issued January 28, 2005.  No securities were sold in connection with the proposed transaction.  Termination of the proposed private placement also means that the Company will not acquire the assets of AcesWired, LLC, a company controlled by Mr. Graves.  Tom Fox, President and CFO of Southwest Casino Corporation, stated, “We are disappointed that we could not proceed with the transaction we contemplated in January.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest owns and operates three casinos in Cripple Creek, Colorado and provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC. On January 20, 2005 the Minnesota Racing Commission voted to grant North Metro licenses, which are currently subject to judicial review, to develop and operate a harness racetrack in Columbus Township in the Twin Cities metropolitan area of Minnesota.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements regarding Southwest Casino Corporation that are not historical in nature, particularly those that utilize terminology such as “may,” will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements. These forward looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Important factors known to Southwest Casino Corporation that could cause result to differ materially from those expressed in forward-looking statements are our need for additional financing and the difficulty of raising capital, competition in the gaming industry, regulatory uncertainties and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission, including those factors discussed on pages 14 to 21 of Southwest Casino Corporation’s Form 10-KSB, which discussion is also incorporated by reference.  Southwest Casino Corporation does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Thomas E. Fox	952-853-9990
President and Chief Financial Officer